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                                                                  Exhibit 3.1(b)

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                        UNIVERSAL HOSPITAL SERVICES, INC.

Pursuant to Section 242 of the Delaware General Corporation Law:
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          The undersigned corporation (the "Corporation"), in order to amend its
Certificate of Incorporation (the "Certificate of Incorporation"), hereby certifies as follows:

          FIRST:    The name of the Corporation is: Universal Hospital Services,
                    Inc.

          SECOND: The Corporation is the surviving corporation of a merger between Universal Hospital Services, Inc., a Minnesota corporation, and UHS Acquisition Corp., a Delaware corporation. The date of filing of the original Certificate of Incorporation of UHS Acquisition Corp. with the Secretary of State was October 12, 2001.

          THIRD: The following amendments have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware:

          Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

                                   "ARTICLE IV

          The aggregate number of shares of stock which the corporation shall have authority to issue is 507,000,000 shares, of which (i) 500,000,000 shares shall be common stock, par value $0.01 per share (the "Common Stock"), and
          (ii) 7,000,000 shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock"). The board of directors is hereby expressly granted the authority to issue the Preferred Stock from time to time in one or more classes or series and by resolution or resolutions to establish the number of shares to be included in each such class or series and to fix the designations, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof."

          Article V of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

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                                   "ARTICLE V

          The election of the Board of Directors need not be by written ballot."

          Articles VI and VIII of the Certificate of Incorporation are hereby deleted in their entirety.

          IN WITNESS WHEREOF, the undersigned authorized officer has executed this Certificate as the act and deed of the Corporation, and affirms that the statements made herein are true under the penalties of perjury, this 14/th/ day of October, 2003.

                                        UNIVERSAL HOSPITAL SERVICES, INC.


                                        By: Gary D. Blackford
                                            ------------------------------------
                                            Name:  Gary D. Blackford
                                            Title: President and Chief Executive
                                                   Officer


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